John H. Lively

The Law Offices of John H. Lively & Associates, Inc .

A member firm of The 1940 Act Law Group

11300 Tomahawk Creek Parkway, Suite 310

Leawood, KS 66211

Phone: 913.660.0778 Fax: 913.660.9157

February 28, 2018

Chesapeake Investment Trust
285 Wilmington-West Chester Pike
Chadds Ford, PA 19317

Ladies and Gentlemen:

We hereby consent to the use of our name and to the reference to our firm under the caption “Management of the Fund – Legal Counsel” in the Statement of Additional Information for the series portfolio of Chesapeake Investment Trust (the “Trust”), which is included in Post-Effective Amendment No. 55 to the Registration Statement under the Securities Act of 1933, as amended (No. 33-53800), and Amendment No. 56 to Registration Statement under the Investment Company Act of 1940, as amended (No. 811-07324), on Form N-1A of the Trust.

Sincerely,

/s/ John H. Lively

The Law Offices of John H. Lively & Associates, Inc.